Exhibit 21

American Medical Alert Corp.
Subsidiaries of the Company

Subsidiary’s  Name

  Safe Com Inc.
  HCI Acquisition Corp.
  Live Message American Acquisition Corp.
  North Shore Answering Service, Inc.
  Answer Connecticut Acquisition Corp.
  MD OnCall Acquisition Corp.
  American Mediconnect Acquisition Corp.
  NM Call Center, Inc.
 Alpha Message Center Acquisition Corp.